Exhibit A


UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
-------------------------------x

In re:                                            Chapter 11

THE HARVEY GROUP INC. and                         Case Nos.  95 B 43360 and
HARVEY SOUND, INC. d/b/a                                     95 B 43361 (BRL)
HARVEY ELECTRONICS,

                        Debtors.                  Jointly Administered

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              ORDER CONFIRMING RESTATED MODIFIED AMENDED JOINT AND
         SUBSTANTIVELY CONSOLIDATED PLAN OF REORGANIZATION OF THE HARVEY
          GROUP INC. AND HARVEY SOUND, INC. AND GRANTING RELATED RELIEF


     The Harvey Group Inc. and Harvey Sound, Inc. (the "Debtors"), having filed with this Court under Chapter 11 of Title 11, United States Code (the "Bankruptcy Code"), their Modified Amended Plan of Reorganization, dated September 19, 1996 (the "Amended Plan") and a Modified Amended Joint Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code with respect to the Amended Plan (the "Disclosure Statement"), hereinafter, all terms in this Order not otherwise defined herein shall have the respective meanings ascribed to such terms in the Amended Plan or the Disclosure Statement; and a hearing having been held before his Court on notice to all Creditors, Interest Holders and other parties-in-interest in the Bankruptcy Case to consider the adequacy of the information contained in the Disclosure Statement; and the Court having approved the Disclosure Statement pursuant to Order (I) Approving Modified Amended Joint Disclosure Statement of Debtors pursuant to Section 1125(b) of the Bankruptcy Code; (II) Approving the Form of Ballots; (III) Fixing The Date By Which Acceptances and Rejections of the Debtors' Modified Amended Joint and Substantively Consolidated Plan of Reorganization Must Be Submitted and (IV) Scheduling a Hearing to Consider Conformation of the Plan dated September 25, 1996 (the "Disclosure Statement Order"), and a copy of the Disclosure Statement with the Amended Plan as an appendix thereto, the Disclosure Statement Order and various related materials including Ballots (as defined in the Disclosure Statement Order) for soliciting acceptances or rejections of the Plan having been transmitted to all known holders of Claims, Existing Equity Interests and other parties-in-interest; and the solicitation of acceptances and rejections from holders of Impaired Claims and Impaired Interests having been made in the manner required by this Court pursuant to the Disclosure Statement Order; and the Debtors having filed on November 8, 1996 a Restated Modified Amended Joint and Substantively Consolidated Plan of Reorganization, dated November 6, 1996 (the "Plan"), which contains typographical and grammatical corrections and technical revisions to the Terms and Conditions of Conversion, as contained in Exhibit "2" to the Plan and as further revised on the record of the Confirmation Hearing (as defined hereafter) with respect to the time period in Paragraph 2.b of said Terms and Conditions, from 90 days to nine months (the "Revisions"); and a hearing to consider Confirmation of the Amended Plan, and other matters relating to Confirmation having been held before this Court on November 12, 1996 (the "Confirmation Hearing"), upon notice as heretofore directed under the Disclosure Statement Order, at which hearing the Court considered the Plan, containing the aforesaid corrections, revisions, for Confirmation; and upon the Declarations of Service by Mail filed herein evidencing compliance with the aforesaid noticing directions; and upon the entire record of the Bankruptcy Case and the record of the Confirmation Hearing; and the certification of Angel & Frankel, P.C., of acceptances or rejections of the Amended Plan with the originals of the Ballots received attached thereto, having been filed with the Court (the "Ballot Certification"); and upon all the proceedings heretofore had herein; and after due deliberation and sufficient cause appearing therefor;

     IT IS HEREBY FOUND AND DETERMINED that

     (a) All Creditors, Persons, Entities and Interest Holders entitled or required to receive notice of the Amended Plan, the Disclosure Statement, the hearing on the adequacy of the Disclosure Statement and Confirmation Hearing have received due, proper and adequate notice thereof.

     (b) The Amended Plan, as revised pursuant to the Plan, meets the requirements of Section 1127 of the Bankruptcy Code and the Revisions do not require any additional disclosure to Creditors, Interest Holders and other parties in interest under Section 1125 of the Bankruptcy Code and the Revisions are non-substantive in nature and do not materially effect or adversely impact upon any rights of Creditors, Interest Holders or other parties in interest and that no further solicitation of acceptances or rejections with respect to the Plan is required.

     (c) The Ballots received in connection with voting on acceptance or rejection of the Amended Plan are deemed for all purposes effective as to voting with respect to the Plan and the results of the tabulation of such Ballots, as reflected in the Ballot Certification, is deemed applicable to the Plan and said Ballots are deemed to have been cast with respect to acceptance or rejection of the Plan.

     (d) The Amended Plan has been duly accepted in accordance with Section 1126 of the Bankruptcy Code by all actual Classes of Claims and Interests existing and impaired under the Plan, thus satisfying the requirement of Section 1129 (a)
(8) (A) of the Bankruptcy Code.

     (e) The Plan complies with the applicable provisions of Chapter 11 of the Bankruptcy Code.

     (f) The Debtors, as proponent of the Plan, have complied with all applicable provisions of the Bankruptcy Code regarding both the Plan and the Disclosure Statement.

     (g) The Plan has been proposed in good faith and not by any means forbidden by law.

     (h) The Plan specifies the Classes of Claims not impaired under the Plan. Class 1, Class 2 and Class 6 as designated under the Plan, and all Administrative Claims and Priority Tax Claims (which are not classified under the Plan) are not impaired under the Plan.

     (i) The Plan identifies the Classes of Claims and Interests impaired under the Plan and specifies the treatment of Allowed Claims or Interests in such Classes. Classes 3, 4, 5, 7, 8 and 9 as designated under the Plan are impaired under the Plan.

     (j) With respect to Class 8, Affiliate Claims, there are no such Claims existing.

     (k) The classification of Claims and Interests under the Plan complies with
Section 1122 of the Bankruptcy Code.

     (l) The treatment of Claims under the Plan of the type specified in Sections 507(a)(1), 507(a)(3), 507(a)(4) and 507(a)(7) of the Bankruptcy Code,
if any, complies with the provisions of Section 1129 (a)(9) of the Bankruptcy Code.

     (m) The Plan provides the same treatment for each Allowed Claim and Allowed Interest in a particular Class.

     (n) The solicitation of acceptances and rejections by the Debtors was in good faith.

     (o) The Plan provides adequate means for the execution and implementation of the Plan.

     (p) The procedures by which the Ballots were distributed and tabulated were fair, properly conducted and complied with the Disclosure Statement Order.

     (q) The Ballots included in the tabulation of acceptances or rejections and which are attached to the Ballot Certification, have been timely received from the respective holders of the Class 3 Claim, the Class 4 Claim, the Class 5 Claim, Class 7 Claims and Class 9 Interests.

     (r) Any payments made or promised by the Debtors for services of professional Persons, or for costs and expenses associated therewith in connection with the Plan and incident to the Bankruptcy Case have been disclosed to this Court, and any such payments made before Confirmation are reasonable and/or have been approved by the Court after due and proper notice and consideration by the Court or, if such payments are to be fixed after Confirmation of the Plan, such payments are subject to approval of this Court as reasonable.

     (s) The Debtors have disclosed the identity of any officer, director or Insider that will be employed or retained by them and the nature of any compensation for such Person.

     (t) With respect to each Class, each holder of a Claim or Interest in such Class has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date, that is not less than the amount that such holder would receive or retain if the Debtors were liquidated under Chapter 7 of the Bankruptcy Code on the same date.

     (u) The Plan is feasible. The Debtors have demonstrated that there is a reasonable prospect of them (i) being able to meet the financial obligations imposed under the Plan without the need for liquidation or further financial arrangements; and (ii) being able to execute and deliver, or cause to be executed and delivered, all documents, agreements and/or instruments provided for or required under the Plan and/or by applicable law to consummate the transactions and conveyances contemplated by the Plan.

     (v) All fees due under 28 U.S.C. Section 1930 have been paid, or the Plan provides for the payment of all such fees on, or prior to, the Effective Date.

     (w) The Plan is fair and equitable to all parties in interest, including, without limitation, all holders of Claims against and Interests in the Debtors.

     (x) The Plan does not discriminate unfairly with respect to each Class of Claims or Interests.

     IT IS THEREFORE,

     NOW, on motion of ANGEL & FRANKEL, P.C., counsel to the Debtors,

     ORDERED, ADJUDGED AND DECREED THAT:

     1. The findings set forth above are incorporated herein and are hereby "SO ORDERED" by this Court.

     2. The Plan, including the Revisions set forth on the record of the Confirmation Hearing with respect to Paragraph 2.b. of the Terms and Conditions of Conversion, is hereby approved and confirmed in all respects.

     3. The members of the Board of Directors of Reorganized Harvey shall, as of the Effective Date, consist of Franklin C. Karp, Joseph Calabrese, Michael Recca, Peter Burns, Joseph D'Amadeo, Ben Evans (the Committee Member) and William Kenny, or any other member appointed by HAC should Mr. Kenny resign as a director, such members to remain directors for the periods provided for under
Section 14.04 of the Plan.

     4. Without limiting the generality of Paragraph 2 above, the Debtors and/or Reorganized Harvey, by any of their executive officers, are authorized to execute and deliver all agreements, documents and other undertakings as defined and described or contemplated under in the Plan (the "Plan Documents").

     5. The Debtors and/or Reorganized Harvey, by any of their executive officers, are hereby authorized and directed to implement and perform the terms and conditions of each of the Plan Documents and to take such other steps and perform such other acts as may be necessary to implement and effectuate the Plan, and are further hereby authorized to execute and deliver any instrument and perform any other act that is necessary for the consummation of the Plan and the implementation of the Plan Documents, in accordance with Section 1142(b) of the Bankruptcy Code.

     6. The Debtors and/or Reorganized Harvey, as a reorganized entity pursuant to the Plan and this Order, is hereby authorized and directed to continue, assume, ratify and adopt all obligations, liabilities and indebtedness, if any, owed to Congress Financial Corporation ("Congress") by the Debtors, as debtors-in-possession, and incurred during the Bankruptcy Case, whether existing prior to or after the entry of this Order, which indebtedness, if any, shall survive Confirmation until fully paid and satisfied.

     7. Any and all loans and advances made by Congress to the Debtors during the period commencing on or after the entry of this Order, and concluding at the time the Plan is substantially consummated, including, without limitation, the satisfaction of the conditions to the occurrence of the Effective Date set forth in the Plan, shall be governed by and made in accordance with the terms of the Final Order Authorizing Financing, Granting Senior Liens and Priority Administrative Expense Status, Modifying the Automatic Stay, and Authorizing Debtors to Enter Into Agreements with Congress Financial Corporation, dated August 23, 1995 (the "Congress Financing Order") and the accompanying loan and security agreements (the "Congress Financing Agreements"), together with all other related agreements, documents and instruments referred to in the Congress Financing Agreements (collectively, the "DIP Financing Agreements"), which Congress Financing Order and DIP Financing Agreements shall remain in full force and effect and shall survive Confirmation until fully paid and satisfied.

     8. The Debtors and/or Reorganized Harvey, as a reorganized entity pursuant to the Plan and this Order, is hereby authorized and directed to continue, assume, adopt and ratify all rights, priorities, liens and security interests granted to Congress upon all of the property of the Estate pursuant to the Congress Financing Order and the DIP Financing Agreements, all of which shall remain in full force and effect and shall survive Confirmation, and shall continue until all obligations, liabilities and indebtedness owed by Debtors to Congress for all borrowings made prior to this Order are fully paid and satisfied.

     9. In addition to the aforesaid authorizations provided in Paragraphs 3 and 4 hereinabove, the Debtors and/or Reorganized Harvey, as a reorganized entity pursuant to the Plan, is hereby authorized and directed to execute, deliver and perform its obligations under the post-effective date financing facility agreements with Congress (the "Exit Financing Agreements") and to take such additional action and execute and deliver, record and file all such other agreements and instruments as required by the Exit Financing Agreements.

     10. The record date for distribution to holders of Allowed Existing Equity Interests of Issued New Common Stock pursuant to Section 4.10 of the Plan shall be deemed to be November 8, 1996.

     11. Distributions of Cash or New Equity required to be made to the holders of Allowed Claims against, and Allowed Interests in, the Debtors shall be made as provided in the Plan.

     12. The Plan and its provisions shall be binding upon the Debtors and Reorganized Harvey, any entity acquiring property under the Plan, any holder of a Claim against or Interest in the Debtors, any federal, state, or local authority, and any other party in interest, whether or not the Claim or Interest of such holder or right or obligation of any party in interest is impaired under the Plan, and whether or not such holder or party in interest has accepted the Plan.

     13. Except as otherwise provided in the Plan, this Order, or the Plan Documents, from and after the Effective Date, the Debtors, their Estate and Reorganized Harvey, and all of the Assets and property of the Debtors, the Estate and Reorganized Harvey, shall be discharged and released from any and all Claims and Interests of any nature whatsoever, including any interest accrued thereon from and after the Petition Date. Except as otherwise provided in the Plan, this Order or the Plan Documents, from and after the Effective Date, in accordance with the Plan and to the extent provided by Section 1141 of the Bankruptcy Code, all Claims shall be discharged in accordance with Sections 524 and 1141 of the Bankruptcy Code. Except as otherwise provided in the Plan, this Order or the Plan Documents, from and after the Effective Date, all Entities shall, in accordance with the Plan, be precluded and enjoined from asserting against the Debtors, Reorganized Harvey, the Estate, and their respective property and assets, any other or further Claim based on any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

     14. Upon the Effective Date, all equity securities or debt, including, but not limited to, any debentures, capital stock and Existing Common Stock shall be canceled and, except a specifically prescribed in the Plan, the rights of the holders thereof shall simultaneously therewith be terminated and any and all certificates, indentures or other instruments evidencing such securities shall be deemed canceled and of no further force or effect.

     15. Except as otherwise expressly provided in the Plan and this Order, in implementation of the discharge provided for above, and in accordance with the Plan, all Entities who have held, hold or may hold Claims against, or Interests in, the Debtors are jointly and severally restrained and permanently enjoined as of and after the Effective Date from: (a) commencing or continuing in any manner, directly or indirectly, any action or other proceeding of any kind with respect to any such Claim against, or Interests in, the Debtors, Reorganized Harvey, (and their respective shareholders, officers, directors and employees) and the property of the Debtors and Reorganized Harvey (and of their respective shareholders, officers, directors and employees), with respect to any such Claim or Interest; (b) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree, or order against the Debtors and Reorganized Harvey (and/or their respective shareholders, officers, directors and employees), the property of the Debtor and Reorganized Visual (and of their respective shareholders, officers, directors and employees), with respect to any such Claim or Interest; (c) creating, perfecting or enforcing any encumbrance of any kind against the Debtors and Reorganized Harvey (and/or their respective shareholders, officers, directors and employees) or against the property of the Debtors and Reorganized Harvey (and of their respective shareholders, officers, directors and employees), with respect to any such Claim or Interest; (d) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Debtors and Reorganized Harvey (and/or their respective shareholders, officers, directors and employees) or against the property of the Debtors and Reorganized Harvey (and of their respective shareholders, officers, directors and employees), with respect to any such Claim or Interest; and (e) any act, in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan or this Order relating to any Claim or Interest.

     16. Except as otherwise provided in the Plan, this Order or the Plan Documents, from and after the Effective Date, in accordance with the Plan, all Claims based upon guarantees of collection, payment or performance, indemnity bonds or obligations, performance bonds, contingent liabilities arising out of the assignment of leases or contract obligations, or other similar undertakings made or given by the Debtors prior to the Petition Date, as to the obligations or performance of another or of any other Person shall be discharged, released and of no further force and effect.

     17. From and after the Effective Date, the property and assets of the Debtors and Reorganized Harvey shall be deemed to be free and clear of all liens, claims, security interests, assignments, encumbrances and other adverse interests of any nature and kind existing as of the Effective Date, except as may otherwise be provided for in the Plan, this Order or the Plan Documents.

     18. The Debtors are required to bring any objection to a Claim, not previously commenced, within thirty (30) days after the Confirmation Date, or with respect to Rejection Claims filed pursuant to Article X of the Plan, within thirty (30) days after service of such Claim upon the Debtors' counsel, or as to any Claim within such period as is subsequently directed by this Court. The Debtors shall litigate to judgment, settle or withdraw objections to Disputed Claims, in the sole discretion of the Debtors, without notice to any party in interest, and any Disputed Claim or Disputed Interest ultimately Allowed shall be satisfied and/or paid as provided in, and limited by, Section 11.03 of the Plan.

     19. The commencement or continuation by or on behalf of any holder of a Claim or Interest, or any Entity acting or purporting to act by, through, under or on behalf of any of the foregoing, of any action, the employment of process, or any act to assert a claim for relief against the Debtors or Reorganized Harvey in respect of any actions taken during the course of the Bankruptcy Case is hereby permanently enjoined.

     20. Any Executory Contract not previously assumed or rejected by the Effective Date, or subject to a motion to assume or reject pending as of the Effective Date, shall be deemed assumed or rejected in accordance with Section
10.01 of the Plan, subject to the provisions of Section 10.01 the Plan with respect to any Executory Contract, the Contract Cure of which is in dispute.

     21. The restraining provisions of Section 362(a) of the Bankruptcy Code shall continue in effect until the Effective Date, excepting, however, any act necessary or appropriate to effectuate any term or condition of the Plan required to be completed prior to the Effective Date, or as otherwise provided in the Plan, the Plan documents, in this Order, or any prior order of the Court.

     22. The following are deemed for all purposes to be transactions under the Plan and subject to, and entitled to the exemptions provided under, Section 1146(c) of the Bankruptcy Code: (a) assumption and assignment of a certain Executory Contract as authorized and approved pursuant to this Court's Order Approving and Authorizing Assumption and Assignment of Commercial Lease By and Between Musart Associates, as Landlord and Harvey Sound, Inc., as Tenant and Granting Related Relief, dated August 15, 1996; and (b) the delivery of instruments by Reorganized Harvey to Congress which are deemed necessary or appropriate by the parties with respect to the Exit Financing Agreements provided for in, and authorized under this Order and Section 4.03 of the Plan.

     23. This Order shall be sufficient and conclusive evidence of the validity of Congress' security interests in and liens upon all of the property of the Estate as set forth in the Congress Financing Order and the DIP Financing Agreements without the necessity of filing financing statements and other documents which may be otherwise required under Federal or State law in any jurisdiction, or the taking of any other action to validate or perfect the security interests and liens granted to Congress in the Congress Financing Order and the DIP Financing Agreements for advances made subsequent to the entry of this Order.

     24. The Congress Financing Order shall terminate upon the repayment in full of any and all obligations, liabilities and indebtedness due Congress by Debtors arising of loans and advances made during the Bankruptcy Case, or subsequent to Confirmation but, in all events, prior to the Debtors and/or Reorganized Harvey having entered into the Exit Financing Agreements with Congress, whereupon Congress, its officers, directors, agents and employees, and its and their respective successors and assigns are and shall be, relieved of and discharged from any and all obligations of any nature or description and any and all claims, obligations, liabilities, responsibilities and causes of action whether at law or in equity, whether known or unknown, present or future, pursuant to or arising out of the Congress Financing Order, the DIP Financing Agreements or otherwise.

     25. As of the Effective Date, all notices of appearance filed by any Entity in the Bankruptcy Case shall be deemed withdrawn by such Entity And such Entity shall not be entitled to any post-Effective Date notification of post-Effective Date matters, hearings, pleadings or other proceedings filed or commenced by, or with respect to, the Debtors or Reorganized or regarding any aspect of the Plan, the Assets or otherwise.

     26. Any Entity desiring to receive post-Effective Date notice as may be given by the Debtors or Reorganized Harvey or directed by the Bankruptcy Court shall serve upon the parties designated in Section 16.04 of the Plan, and file with the Clerk of the Court, a post-Effective Date notice of appearance.

     27. From and after the Effective Date, and in accordance with the Plan, and with respect to any Entity which fails to claim any Cash or New Equity under the Plan as provided in the Plan, such Cash or New Equity shall be deemed Unclaimed Property and such Entity shall forfeit all rights thereto, and to any and all future payments or distributions, and thereafter the Claim for which such Cash or New Equity was distributed (from whichever distribution account established under the Plan) shall be treated as a Disallowed Claim or Disallowed Interest and the disposition of such New Equity or such Cash shall be in accordance with the Plan.

     28. Upon the Effective Date, the Bankruptcy Case shall be substantively consolidated with respect to Confirmation, the Assets, Distributions on account of a treatment with respect to Claims and Existing Equity Interests and consummation of the Plan. In accordance with the aforesaid substantive consolidation:

     (a) as provided in the Plan, Affiliate Claims, if any, shall be eliminated;

     (b) all Assets and all proceeds thereof and all liabilities of the Debtors shall be merged pursuant to the terms of the Plan or treated as though they were merged;

     (c) each and every Claim filed against either Debtor shall be deemed filed against both;

     (d) any obligation of each Debtor and all guarantees thereof executed by one or more of them shall be deemed to be an obligation of both and of the Estate jointly;

     (e) any Claims filed or to be filed in connection with any such obligation or guarantee shall be deemed to be but one Claim against the Debtors and any such duplicative Claims shall be deemed merged without need of the Debtors to bring an objection thereto under Article XI of the Plan;

     (f) for purposes of determining the availability of the right of setoff under Section 553 of the Bankruptcy Code, the Debtors shall be treated as a single Entity so that, subject to the other provisions of Section 553 of the Bankruptcy Code, debts due to either of them may be setoff against the debts of either one; and

     (g) as of the Effective Date, the Debtors shall be deemed substantively consolidated pursuant to and in the manner described in Article XII of the Plan.

     29. The Debtors are authorized, but not directed, to take any and all actions necessary and appropriate to effectuate a merger or consolidation of the separate corporate structures of Group and Sound as provided under Section 12.03 of the Plan and/or corporate name change under Section 16.10 of the Plan, and that such merger or consolidation and name change is permissible and the Board of Directors of Reorganized Harvey has the authority pursuant to Section 808 of the New York Business Corporation Law to effectuate same without need of approval or authorization of the holders of the New Equity or the Existing Common Stock.

     30. Except as to the matters and functions provided in Section 14.04 of the Plan regarding appointment of the Committee Member to the Board of Directors, as of and after the Effective Date, the Creditors' Committee shall cease and terminate all functions and activity and shall have no further authority or power regarding implementation of the Plan, or otherwise with respect to Reorganized Harvey.

     31. Notwithstanding anything to the contrary contained in this Order, in no event shall the Effective Date occur or be deemed to have occurred until all of the conditions precedent set forth in Article XIII of the Plan have been satisfied, unless specifically waived by the Entity having the right to so waive.

Dated:   New York, New York
         November 13, 1996




                               \s\
                                   -------------------------------
                                   United States Bankruptcy Judge